Exhibit 99.1
REYNOLDS AMERICAN INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
     On May 31, 2006, Conwood Holdings, Inc., a then newly formed wholly owned subsidiary of Reynolds American Inc., referred to as RAI, acquired Conwood Company, LLC, (formerly known as Conwood Company, L.P.), Conwood Sales Co., LLC (formerly known as Conwood Sales Co., L.P.), Scott Tobacco LLC and Rosswil LLC, collectively referred to as Conwood, for a total purchase price of $3.5 billion. Concurrently with RAI’s acquisition of Conwood, referred to as the Conwood acquisition, on May 31, 2006, RAI issued and sold $1.65 billion aggregate principal amount of senior secured notes and entered into new $2.1 billion senior secured credit facilities, comprised of a $1.55 billion six-year senior secured term loan, referred to as the term loan, and a $550 million five-year senior secured revolving credit facility (which may be increased to $800 million at the discretion of the lenders and at the request of RAI). RAI used the net proceeds from the sale of notes, together with borrowings under the term loan and approximately $380 million of available cash, to pay the $3.5 billion purchase price for the Conwood acquisition and the fees and expenses related to the Conwood acquisition and these financing transactions, collectively referred to as the Conwood transactions. The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2006, gives effect to the Conwood transactions as if they had been completed on January 1, 2006. The Conwood transactions were actually completed on May 31, 2006.
     This unaudited pro forma condensed combined statement of income should be read in conjunction with the historical financial statements of Reynolds American Inc. and of Conwood Company, LLC (formerly known as Conwood Company, L.P.), Conwood Sales Co., LLC (formerly known as Conwood Sales Co., L.P.), Rosswil LLC and Scott Tobacco LLC (and of three non-operating subsidiaries of Conwood Holdings, Inc. — Conwood LLC, Conwood-1 LLC and Conwood-2 LLC — that were merged into Conwood Holdings, Inc. effective August 11, 2006), all previously filed.
     This unaudited pro forma condensed combined statement of income has been prepared using the purchase method of accounting for business combinations and is based upon the historical financial statements of RAI and Conwood (and of the three non-operating subsidiaries described above), which have been prepared in accordance with Regulation S-X promulgated by the Securities and Exchange Commission. It is based on certain assumptions and adjustments as discussed in the accompanying notes to unaudited pro forma condensed combined statement of income. The consolidated balance sheet as of December 31, 2006, is included in RAI’s Annual Report on Form 10-K for the year ended December 31, 2006, with the purchase price allocated to certain assets acquired and liabilities assumed based on their fair values as of the acquisition date. The excess of the amount paid over net assets acquired has been allocated to goodwill in RAI’s consolidated balance sheet as of December 31, 2006.
     The adjustments in this unaudited pro forma condensed combined statement of income reflect adjustments necessary to account for the Conwood transactions as described herein. This unaudited pro forma condensed combined statement of income does not reflect operating efficiencies, if any, that may result from the completion of the Conwood acquisition and does not include any transition costs. For these and other reasons, this unaudited pro forma condensed combined statement of income is not necessarily indicative of results of operations or financial position that would have been achieved if the businesses had been combined as of January 1, 2006, or the results of operations or financial position that RAI will experience now that the Conwood transactions are completed. In addition, the preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purpose of developing this unaudited pro forma condensed combined statement of income. Actual results could differ materially from these estimates and assumptions.

Reynolds American Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
(Dollars in Millions, Except Per Share Amounts)

	For the Year ended December 31, 2006
	Historical		Historical	Pro Forma		Pro Forma
	RAI		Conwood	Adjustments		Combined

Net sales	$8,510		$202	$(5	)(A)	$8,707
Costs and expenses:
Cost of products sold	4,803		41	(5	)(A)
				2	(B)	4,841
Selling, general and administrative expenses	1,658		45	—		1,703
Amortization expense	28		3	(3	)(C)	28
Restructuring and asset impairment charges	1		—	—		1
Goodwill and trademark impairment charges	90		—	—		90

Operating income	1,930		113	1		2,044
Interest and debt expense	270		—	3	(D)
				98	(D)	371
Interest income	(136)		(2)	2	(C)
				5	(E)	(131)
Other income, net	(13)		—	—		(13)

Income from continuing operations before tax	1,809		115	(107)		1,817
Provision for income taxes	673		2	(2	)(C)
				4	(F)	677

Income from continuing operations	$1,136		$113	$(109)		$1,140

Basic income per share from continuing operations	$3.85	(G)				$3.86	(G)

Diluted income per share from continuing operations	$3.85	(G)				$3.86	(G)

Basic average shares outstanding, in thousands	295,033	(G)				295,033	(G)

Diluted average shares outstanding, in thousands	295,384	(G)				295,384	(G)
Note A — Reclassification of Conwood Excise Taxes
     Conwood historically included excise taxes in net sales and recorded excise taxes as a separate expense in cost of products sold. This reclassification conforms Conwood’s presentation of excise taxes to that of RAI’s, as an exclusion from net sales and cost of products sold.
Note B — Additional Depreciation Expense
     Pro forma adjustments include increased depreciation expense related to increased fair value of assets acquired compared with historical amounts.
Note C — Elimination of Historical Conwood Items
     Pro forma adjustments include the elimination of: Conwood’s historical amortization expense due to applying the purchase method of accounting for the Conwood transactions; Conwood’s historical interest income due to the exclusion of the historical cash balances; and Conwood’s historical provision for income taxes due to the application of the new expected effective rate. Prior to the acquisition, Conwood was an “S” corporation for federal income tax purposes.

Note D — Increase in Interest and Debt Expense
     Interest expense increased based on $3.2 billion of additional debt at interest rates ranging from 7.1875% to 7.750%. Debt expense of $3 million relates to the $52 million of debt issuance costs to be amortized over five to twelve years.
Note E — Reduction in Interest Income due to Acquisition
     Interest income has been reduced to reflect an average cash balance reduced by approximately $380 million, which is the amount of cash on hand used in connection with the Conwood transactions.
Note F — Income taxes
     The pro forma adjustment to provision for income taxes represents the application of the expected effective rate of 39.35% to the Conwood historical earnings and pro forma adjustments.
Note G — Stock Split
     On July 19, 2006, RAI announced that its board of directors had declared a two-for-one stock split to be effected in the form of a 100% stock dividend of its common stock to shareholders of record on July 31, 2006. The stock dividend was distributed to shareholders on August 14, 2006. All share and per share amounts have been adjusted to reflect this stock split.

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